Exhibit 99.1

Contacts:	Brian W. Poff Executive Vice President, Chief Financial Officer Addus HomeCare Corporation (469) 535-8200 investorrelations@addus.com	Dru Anderson FINN Partners (615) 324-7346 dru.anderson@finnpartners.com

Addus HomeCare Names Heather Dixon President and Chief Operating Officer

Frisco, Texas (August 7, 2025) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, today announced that Heather Dixon has been appointed President and Chief Operating Officer of Addus and is expected to join the Company in that role in mid-September. W. Bradley Bickham, the Company’s current President and Chief Operating Officer, has been appointed advisor to the Chief Executive Officer upon Dixon joining and has agreed to serve in that role until his previously announced retirement in March 2026.

Commenting on today’s announcement, Dirk Allison, Chairman and Chief Executive Officer, stated, “We are excited to welcome Heather Dixon as our new President and Chief Operating Officer. Heather’s extensive experience in healthcare leadership, including operational and financial management, makes her an outstanding choice to help lead our company. Heather has been a valuable independent director for Addus, both gaining and adding insights that we believe will allow her to successfully transition to this new role. Her demonstrated commitment to operational excellence will serve Addus well through its next phase of growth. We are grateful to Brad for his years of dedicated service and leadership and appreciate his assistance during this transitional period before his planned retirement.”

Dixon most recently served as Chief Financial Officer of Acadia Healthcare, the largest stand-alone behavioral healthcare company in the United States. Previously she was an executive with Everside Health, one of the nation’s largest direct primary care providers, where she served as both Chief Financial Officer and interim Chief Operating Officer. Prior to joining Everside, Dixon was the Senior Vice President, Global Controller and Chief Accounting Officer of Walgreens Boots Alliance, Inc. from 2019 to 2021. Prior to that, she served as Vice President, Controller and Chief Accounting Officer of Aetna, one of the nation’s largest managed health care companies. In addition to her executive experience, Dixon served as an independent board member and chair of the audit committee of Signify Health from 2021 until its acquisition in March 2023 and has served as an independent director for Addus since March 2023. She will resign from the board of the Company in connection with her appointment as President and Chief Operating Officer.

“I am honored to join Addus as President and Chief Operating Officer,” said Dixon. “I have admired the Company’s commitment to providing high-quality care to those who need it most, and I have had the pleasure of working closely with Dirk and the talented Addus leadership team during my time as an independent director. Brad has served with distinction, and I look forward to continuing to build on the Company’s strong foundation and drive continued success for our consumers, employees and stakeholders.”

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Addus HomeCare Names Heather Dixon President and Chief Operating Officer

August 7, 2025

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, any security breaches, cyber-attacks, loss of data or cybersecurity threats or incidents, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2025, which are available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state, and local governmental agencies, managed care organizations, commercial insurers, and private individuals. Addus HomeCare currently provides home care services to approximately 62,000 consumers through 260 locations across 23 states. For more information, please visit www.addus.com.

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